News from                                      COSTCO WHOLESALE




               COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER
                        OPERATING RESULTS FOR FISCAL 2005

        ISSAQUAH, Wash., December 9, 2004 -- Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the first quarter (12 weeks) of fiscal 2005, ended November 21, 2004.

        Net sales for the first quarter of fiscal 2005 increased 10% to $11.34 billion from $10.31 billion during the first quarter of fiscal 2004. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased 7%.

        Reported net sales were reduced by the implementation of Emerging Issues Task Force Issue No. 03-10 ("EITF 03-10"), "Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers," which was effective at the beginning of the Company's fiscal 2004 third quarter,
  February 16, 2004. EITF 03-10, which primarily impacts Costco's vendor coupon and rebate programs, reduces net sales and merchandise costs by an equal amount and does not affect the Company's consolidated gross profit or net income. Had EITF 03-10 been in effect for the comparable 12-week reporting period in fiscal 2004, the reported net sales increases relative to that period this year would have been 11 percent; and comparable sales increases for the 12-week reporting period would have been 8 percent.

        Net income for the first quarter of fiscal 2005 increased 21% to $193.2 million, or $.40 per diluted share, from $160.2 million, or $.34 per diluted share, during the first quarter of fiscal 2004.

        Costco currently operates 449 warehouses, including 333 in the United States and Puerto Rico, 63 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, five in Japan and 25 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com.

        A conference call to discuss these first quarter results is scheduled for 8:00 a.m. (PST) today, December 9, 2004, and is available via a webcast on www.costco.com (click on Customer Service, Investor Relations, and lastly
 "Webcasts").

        Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform
  Act of  1995.  For  these  purposes,
forward-looking   statements  are  statements that  address  activities, events,
conditions  or developments   that  the  Company   expects, or  anticipates may
occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers' compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company's public statements and reports filed with the SEC.


               CONTACTS:            Costco Wholesale Corporation
                                    Richard Galanti, 425/313-8203
                                    Bob Nelson, 425/313-8255
                                    Jeff Elliott, 425/313-8264

Issaquah Home Office  999 Lake Drive  Issaquah, WA 98027-5367 (425) 313-8100

                                    COSTCO WHOLESALE CORPORATION

                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            (dollars in thousands, except per share data)
                                             (unaudited)


                                                               12 Weeks Ended

                                                       --------------------------------
                                                        November 21,     November 23,
                                                            2004             2003
                                                       ---------------- ---------------
REVENUE
  Net sales........................................... $   11,339,944   $   10,309,822
  Membership fees.....................................        238,059          211,656
                                                       ---------------- ---------------
                                                       ---------------- ---------------
   Total revenue......................................     11,578,003       10,521,478
OPERATING EXPENSES
  Merchandise costs...................................     10,132,487        9,220,122
  Selling, general and administrative.................      1,131,686        1,032,413
  Preopening expenses.................................         10,385           10,125
  Provision for impaired assets and closing costs, net          2,800            4,000
                                                       ---------------- ---------------
                                                       ---------------- ---------------
   Operating income...................................        300,645          254,818
OTHER INCOME (EXPENSE)
  Interest expense....................................         (9,642)          (8,475)
  Interest income and other...........................         15,590            7,903
                                                       ---------------- ---------------
                                                       ---------------- ---------------
INCOME BEFORE INCOME TAXES............................        306,593          254,246
  Provision for income taxes..........................        113,440           94,071
                                                       ---------------- ---------------
                                                       ---------------- ---------------
NET INCOME............................................ $      193,153   $      160,175
                                                       ================ ===============
                                                       ================ ===============

NET INCOME PER COMMON SHARE:
  Basic............................................... $         0.41   $         0.35
                                                       ================ ===============
                                                       ---------------- ---------------
  Diluted............................................. $         0.40   $         0.34
                                                       ================ ===============
                                                       ================ ===============

Shares used in calculation (000's)
  Basic...............................................        465,869          457,632
  Diluted.............................................        489,284          480,348